EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement No. 333-192475 on Form S-1 of our reports dated March 14, 2017, relating to the consolidated financial statements and financial statement schedule of School Specialty, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of School Specialty, Inc. for the year ended December 31, 2016, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

June 26, 2017